Exhibit 99.1

Hepion Pharmaceuticals Welcomes Industry Veteran and Drug Development Expert, Dr. Peter Wijngaard, to its Board of Directors

EDISON, N.J., June 10, 2020 - Hepion Pharmaceuticals, Inc. (NASDAQ:HEPA), a biopharmaceutical company focused on the development of therapeutic drugs for the treatment of liver disease arising from non-alcoholic steatohepatitis (“NASH”), today announced that Dr. Peter Wijngaard has joined its Board of Directors.

“Dr. Wijngaard provided invaluable guidance to Hepion’s management team during our earlier work on cyclophilin inhibitors at Isotechnika Pharmaceuticals, Aurinia Pharmaceuticals, and Ciclofilin Pharmaceuticals, so we are thrilled to welcome him to our Board at this important point in Hepion’s evolution,” said Dr. Robert Foster, Hepion’s CEO. “With an exceptional amount of experience in all aspects of drug development, we are delighted to have the benefit of Dr. Wijngaard’s insights as we prepare to advance CRV431 to Phase 2 trials for NASH.”

“I am excited to have this opportunity to work, once again, with Hepion’s leadership team, particularly given my firsthand observation of their ability to effectively lead and execute all phases of drug development,” Dr. Wijngaard said. “I am looking forward to contributing to the extensive experience this team has amassed over decades of working on cyclophilin inhibitors, and to supporting management as they work to realize CRV431’s potential as a treatment for NASH and fibrosis.”

Dr. Wijngaard most recently served as Executive Vice President, Chief Development Officer at The Medicines Company (“MDCO”), where he led the overall development and global medical affairs activities for hypercholesterolemia drug candidate, inclisiran. Dr. Wijngaard was instrumental in Novartis’ US $9.7 billion acquisition of MDCO that was completed in January 2020.

During his 10 year career at MDCO, Dr. Wijngaard held roles of increasing responsibility, leading numerous drug development programs and gaining extensive experience in global project leadership; business development; medical affairs; pharmaceutical commercial strategy; and regulatory and chemistry, manufacturing and controls technical development.

Previously, Dr. Wijngaard led European Medical Affairs and Development at Viropharma Inc. (which was subsequently acquired by Shire Pharmaceuticals in 2013 and is now part of The Takeda Pharmaceutical Company Limited) and held various positions at Hoffmann-La Roche, including International Medical Manager and Lifecycle Leader for the transplantation portfolio, as well as managing the Genentech alliance as Global Alliance Director. He served on the Board of Directors of Isotechnika Pharmaceuticals, Aurinia Pharmaceuticals and Ciclofilin Pharmaceuticals, which was acquired by Hepion in 2016. As an author of more than 50 scientific articles, Dr. Wijngaard has published extensively on transplant immunology and immunosuppression. He has a Ph.D. in Transplantation Immunology from Utrecht University, the Netherlands.

About Hepion Pharmaceuticals

Hepion Pharmaceuticals is a clinical stage biopharmaceutical company focused on the development of targeted therapies for liver disease arising from non-alcoholic steatohepatitis (NASH) and other types of hepatitis. The Company’s lead drug candidate, CRV431, reduces liver fibrosis and hepatocellular carcinoma tumor burden in experimental models of NASH. Preclinical studies also have demonstrated antiviral activities towards HBV, HCV, and HDV through several mechanisms. These diverse therapeutic activities result from CRV431’s potent inhibition of cyclophilins, which are involved in many disease processes. Currently in clinical phase development, CRV431 shows potential to play an important role in the overall treatment of liver disease - from triggering events through to end-stage disease.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on Hepion Pharmaceuticals’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; risks associated with delays, increased costs and funding shortages caused by the COVID-19 pandemic; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. Hepion Pharmaceuticals does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Hepion Pharmaceuticals’ Form 10-K for the year ended December 31, 2019 and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Stephen Kilmer

Hepion Pharmaceuticals Investor Relations

Direct: (646) 274-3580

skilmer@hepionpharma.com